Exhibit 1

News

Brad Allen
Imation Corp.
651.704.5818
bdallen@imation.com

     Imation Board Taps Bruce A. Henderson for Chief Executive

     Technology Executive From Invensys, TRW and McKinsey Consulting

OAKDALE, Minn. (May 13, 2004) — The board of directors of Imation Corp. (NYSE:IMN), named Bruce A. Henderson as chief executive officer, effective immediately, succeeding Bill Monahan who had previously announced his intention to retire this year.

     Mr. Henderson most recently was chief executive of Edgecombe Holdings LLC, a private investment company based in Richmond, VA. He is the former chief executive of Invensys Control Systems, a $3.5 billion operating unit of London-based Invensys plc and a leader in home and commercial automation. Mr. Henderson also served as chief executive of Invensys Software Systems, a $2 billion provider of mission-critical software for e-enterprise and industrial-control applications. The company has retained retiring chairman and C.E.O. Bill Monahan on a consulting basis to assist Mr. Henderson during the transition as required.

     In making the announcement, the board issued a statement: “Bruce Henderson brings the vision, strategic leadership capability, and general management breadth that will allow him to effectively build on the record of success at Imation. Bruce is a proven business leader with significant accomplishments across a number of technologies and global industries. He has built and led teams that successfully met a variety of business challenges in highly competitive markets. Bruce’s strategic skills and experience are an ideal complement to the effective team built by Bill Monahan. The board thanks Bill, as Imation’s founding CEO, for his leadership over the past eight years in establishing the company and giving it a solid platform on which to build for the future.”

     “I’m delighted about the opportunity to build on the very successful track record that Bill Monahan and the whole Imation team have established,” Henderson said. “I look forward to working with the company to help create the next exciting chapter in Imation’s history.”

     Mr. Henderson, age 54, has enjoyed a successful business career including executive leadership at technology companies and strategy consulting as well as co-authoring a business book on transforming a company through lean manufacturing.

     Prior to Invensys, Mr. Henderson enjoyed a thirteen-year career at TRW, Inc. a leader in the aerospace & defense, automotive, and information services industries where he served as Vice President and General Manager of TRW Electronic Convenience Systems, an automotive electronics supplier. He also was Managing Director of Quality Safety Systems (QSS), an automotive seat belt producer that was a joint venture between TRW and Tokai Rika Company, Ltd. of Japan. While at QSS, Mr. Henderson gained significant experience with Toyota and the Toyota Production System.

     Before TRW, Mr. Henderson spent 5 1/2 years with McKinsey & Company, the international management-consulting firm. He specialized in corporate strategy and operations for U.S. and European high technology companies. While at McKinsey he lived in Switzerland, Sweden, and the Netherlands. In his early career, he was a software systems engineer for Raytheon Company, working in antisubmarine warfare.

     Mr. Henderson is a director of Universal Electronics, a NASDAQ traded producer of software and control devices for home entertainment systems. He chairs UEI’s Audit Committee.

     He is co-author of Lean Transformation: How to Transform Your Business Into a Lean Enterprise (Oakley Press, 1999), and A Workbook for Assessing Your Lean Transformation (LTCreations, 2001). Mr. Henderson is a director of the Lean Enterprise Institute, an education and research organization whose mission is to advance a set of ideas commonly known as Lean Production and Lean Thinking — based on the Toyota Production System.

     Mr. Henderson holds two degrees from Brown University, a B.S. in electrical engineering, and a B.A. in political science. He also holds an M.B.A. in finance from The Wharton School at the University of Pennsylvania.

     Mr. Henderson, who has long standing interests in the arts and in urban issues, serves on the boards of The Virginia Performing Arts Foundation and Virginia Commonwealth University’s Engineering School Foundation. He has two daughters, ages 25 and 15, and is looking forward to relocating to the Minneapolis/St. Paul area in the near future.

     The Company will hold a teleconference today at 11:30 a.m. EDT (10:30 a.m. CDT) for investors and news media. To participate, dial (888) 280-6686 (reservation number 21195823). Telephonic replay will be available from 12:30 p.m. on May 13, 2004 until 5:00 p.m. on Tuesday, May 18, 2004 by dialing 800-633-8284 (reservation number 21195823). The webcast of the teleconference will be available at www.imation.com or www.streetevents.com. A replay of this webcast will be available at either of these websites through Tuesday, May 18, 2004.

About Imation Corp.

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. With one of the broadest product lines in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, Imation serves customers in more than 100 countries, in both business and consumer markets. Revenues in 2003 were $1.16 billion. Currently, 60 percent of total sales are from outside the U.S. With more than 300 scientists and over 330 U.S. patents, Imation continues to pioneer today’s proven magnetic and optical media technologies. Imation employs approximately 2,800 people worldwide. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.